KPMG Peat Marwick LLP

    303 Peachtree Street, N.E.    Telephone 404-222-3000    Telefax 404-222-3050
    Suite 2000
    Atlanta, GA  30308

                        Independent Accountants' Consent


The Board of Directors
CCF Holding Company:

We consent to incorporation by reference in the registration statement (No. 333-4194) on Form S-8 of CCF Holding Company of our report dated November 15, 1996, except for note 18, which is as of December 9, 1996, relating to the consolidated balance sheets of CCF Holding Company and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the CCF Holding Company Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

Our report refers to a change in the method of accounting for income taxes in 1994 to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a change in the method of accounting for investment securities to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at September 30, 1994.



                              /s/KPMG Peat Marwick LLP
                              KPMG PEAT MARWICK LLP


Atlanta, Georgia
December 24, 1996